EXHIBIT 99.2
                                                                    ------------



We evaluate our performance and that of our business segments based on earnings, cash flow from operations and cash flow per share. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in "non-cash working capital" and "other". We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow per share is a non-GAAP term that presents cash flow available to common shareholders on a per share basis. This measure is a standard measure of performance in the Canadian oil and gas industry and is provided in order to enhance comparability with our Canadian peers.

                                                                                   THREE MONTHS
                                                                                  ENDED MARCH 31
(Cdn$ millions)                                                                    2003         2002
-----------------------------------------------------------------------------------------------------
Net Income                                                                       251           65
Charges and Credits to Income not Involving Cash:
    Gain on Disposition of Assets                                                 --          (13)
    Depreciation, Depletion and Amortization                                     191          180
    Future Income Taxes                                                           71          (14)
    Other                                                                          9           --
Exploration Expense                                                               41           37
                                                                             ------------------------
Cash Flow from Operations                                                        563          255
Preferred Dividends                                                              (18)         (18)
                                                                             ------------------------
Cash Flow Available to Common Shareholders                                       545          237

Weighted Average Number of Common Shares Outstanding (millions)                123.1        121.5
                                                                             ------------------------
Cash Flow per Share ($/share)                                                   4.43         1.95
                                                                             ========================

Weighted Average Number of Diluted Common Shares Outstanding (millions)        123.8        122.8
                                                                             ------------------------
Diluted Cash Flow per Share ($/share)                                           4.41         1.93
                                                                             ========================


Electronic copies of our filings with the Securities and Exchange Commission (from November 8, 2002 onward) are available, free of charge, on our web site (www.nexeninc.com). Filings prior to November 8, 2002 are available, free of charge, upon request, by contacting our investor relations department at (403) 699-5931.